Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E0272652009 - 8 Filing Number 20211195091 Filed On 1/13/2021 1:15:00 PM Number of Pages 2

From: 18583686723 Page: 2/4 Date 1/13/20211:5151 PM

ATTACHMENT TO CERTIFICATE OF CHANGE

For

RC !, Inc.

Continuation of Section 5

one additional share of the Corporation's Common Stock, par value $.001 per share, shall be issued for each share of the Corporation's common stock, par value$.00l per share, held by each shareholder of record on the record date set forth below in Section 7.

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